As filed with the Securities and Exchange Commission on October 26, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CADENCE PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	41-2142317
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

12481 High Bluff Drive, Suite 200
San Diego, CA 92130
(858) 436-1400
(Address of Principal Executive Offices)

CADENCE PHARMACEUTICALS, INC. 2004 EQUITY INCENTIVE AWARD PLAN
CADENCE PHARMACEUTICALS, INC. 2006 EQUITY INCENTIVE AWARD PLAN
(Full title of the plans)

Theodore R. Schroeder
President and Chief Executive Officer
Cadence Pharmaceuticals, Inc.
12481 High Bluff Drive, Suite 200
San Diego, CA 92130
(Name and address of agent for service)
(858) 436-1400
(Telephone number, including area code, of agent for service)

Copies to:
Faye H. Russell, Esq.
Cheston W. Larson, Esq.
Latham & Watkins LLP
12636 High Bluff Drive, Suite 400
San Diego, California 92130
(858) 523-5400

CALCULATION OF REGISTRATION FEE

			Proposed
		Proposed	Maximum
	Amount	Maximum	Aggregate	Amount of
	to be	Offering Price	Offering	Registration
Title of Securities to be Registered	Registered (1)	Per Share	Price	Fee
Common Stock, par value $0.0001 per share	4,471,787 Shares (2)	$9.00 (3)	$40,246,083.00	$4,306.34
Common Stock, par value $0.0001 per share	1,735,293 Shares (4)	$1.92(5)	$3,331,762.56	$356.50
Total	6,207,080 Shares	—	$43,577,845.56	$4,662.84

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	Represents 4,471,787 shares of common stock available for future issuance under the Cadence Pharmaceuticals, Inc. 2006 Equity Incentive Award Plan (the “2006 Plan”), which number consists of (a) 2,100,000 shares of common stock initially available for future grants under the 2006 Plan, (b) 83,272 shares of common stock available for future issuance under the Cadence Pharmaceuticals, Inc. 2004 Equity Incentive Award Plan (the “2004 Plan”) as of the effective date of the 2006 Plan and (c) up to an additional 2,288,515 shares of common stock that may become issuable under the 2006 Plan pursuant to its terms. To the extent outstanding awards under the 2004 Plan expire or are canceled without having been exercised in full or are repurchased or forfeited following the effective date of the 2006 Plan, the shares of common stock subject to such awards will be available for future issuance under the 2006 Plan. See Footnote (4) below.

(3)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $9.00, the initial public offering price of our common stock as set forth in our prospectus filed with the Securities and Exchange Commission on October 25, 2006 pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

(4)	Represents 1,735,293 shares of common stock subject to outstanding awards under the 2004 Plan. Any of such shares of common stock that are subject to awards that expire or are canceled without having been exercised in full or are repurchased or forfeited following the effective date of the 2006 Plan will be available for future issuance under the 2006 Plan.

(5)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee. For the 1,735,293 shares of common stock reserved for issuance upon the exercise of outstanding awards granted under the 2004 Plan, the Proposed Maximum Offering Price Per Share is $1.92 per share, which is the weighted average exercise price of the awards granted under the 2004 Plan.
Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the Plans are granted, exercised and/or distributed.

PART I
Item 1. Plan Information.
     Not required to be filed with this registration statement.
Item 2. Registrant Information and Employee Plan Annual Information.
     Not required to be filed with this registration statement.
PART II
Item 3. Incorporation of Documents by Reference.
     The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:
(a)	The prospectus filed by us with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), on October 25, 2006, relating to the registration statement on Form S-1, as amended (Registration No. 333-135821), which contains our audited financial statements for the latest fiscal year for which such statements have been filed; and

(d)	The description of our common stock contained in our registration statement on Form 8-A (Registration No. 001-33103), filed by us with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on October 19, 2006, including any amendments or reports filed for the purpose of updating such description.
     All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
     Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
     You may request a copy of these filings, at no cost, by writing or telephoning us at:
Cadence Pharmaceuticals, Inc.
12481 High Bluff Drive, Suite 200
San Diego, CA 92130
     You should rely only on the information provided or incorporated by reference in this registration statement or any related prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this registration statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     We will adopt provisions in our amended and restated certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:
•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.
     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
     Our amended and restated certificate of incorporation and our amended and restated bylaws also will provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our amended and restated bylaws would permit indemnification.
     We have entered into, and continue to enter separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our charter documents. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.
     At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.
     We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.
Item 7. Exemption From Registration Claimed.
     Not applicable.

Item 8. Exhibits.
5.1	Opinion of Latham & Watkins LLP.

10.3	2004 Equity Incentive Award Plan and forms of option agreements thereunder.

10.5	2006 Equity Incentive Award Plan and forms of option and restricted stock agreements thereunder.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).
Item 9. Undertakings.
     We hereby undertake:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
    (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set for the in the “Calculation of Registration Fee” table in the effective registration statement; and
    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 26th day of October, 2006.

CADENCE PHARMACEUTICALS, INC.

By:	/s/ Theodore R. Schroeder
Theodore R. Schroeder
President and Chief Executive Officer
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Theodore R. Schroeder and William R. LaRue, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Theodore R. Schroeder Theodore R. Schroeder	President, Chief Executive Officer and Director (Principal Executive Officer)	October 26, 2006

/s/ William R. LaRue William R. LaRue	Senior Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	October 26, 2006

/s/ Cam L. Garner	Chairman of the Board of Directors	October 26, 2006
Cam L. Garner

/s/ Brian G. Atwood	Director	October 26, 2006
Brian G. Atwood

/s/ Samuel L. Barker, Ph.D.	Director	October 26, 2006
Samuel L. Barker, Ph.D.

Signature	Title	Date

/s/ Michael A. Berman, M.D.	Director	October 26, 2006
Michael A. Berman, M.D.

/s/ James C. Blair, Ph.D.	Director	October 26, 2006
James C. Blair, Ph.D.

/s/ Alan D. Frazier	Director	October 26, 2006
Alan D. Frazier

/s/ Alain B. Schreiber, M.D.	Director	October 26, 2006
Alain B. Schreiber, M.D.

/s/ Christopher J. Twomey	Director	October 26, 2006
Christopher J. Twomey

EXHIBIT INDEX
5.1	Opinion of Latham & Watkins LLP.

10.3	2004 Equity Incentive Plan and forms of option agreements thereunder.

10.5	2006 Equity Incentive Award Plan and forms of option and restricted stock agreements thereunder.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).